Kemper
Insider Trading Policy – Executive Version

Kemper is a publicly traded entity, so it is important for all employees to understand the laws and our policy prohibiting insider trading.

1.    Policy Statement/Scope
It is the policy of Kemper Corporation (“Kemper”) and its subsidiaries (collectively with Kemper, the “Company”) to comply strictly with the federal securities laws, including prohibitions against insider trading, and to require all employees and directors of the Company to do the same. This Policy applies to you, as an employee or director of the Company. You should be aware that violations of the securities laws may result in personal exposure to lawsuits, civil enforcement actions by regulators, or even criminal proceedings, and may damage the reputation of the Company. Violations of this Insider Trading Policy (“Policy”) may also lead to discipline by the Company up to and including termination of employment.

2.    Definitions
When used in this Policy, the terms below shall have the meanings indicated.

“Family Member” means your spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling or in-law who shares your household or whose transactions are directed by you or subject to your influence or control, and anyone else who shares your household.

“Kemper Securities” means: (a) Kemper common stock; (b) exchange-traded put and call options on Kemper common stock; (c) interests in the Kemper Common Stock Fund of the
Kemper 401(k) Retirement Plan; and (d) all other debt, equity or derivative securities issued by
Kemper.

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy or sell Kemper Securities (as defined above).
Examples of information that would usually be material include: (a) quarterly and annual earnings; (b) changes in the dividend rate; (c) changes in or extensions of the Company’s stock repurchase program; (d) pending discussions about mergers, acquisitions or the sale of an operating company or block of business; (e) plans by Kemper to issue stock or debt instruments in the public markets; (f) changes in the Company’s ratings by credit rating agencies and/or
A.M. Best Co., Inc.; (g) a material cybersecurity incident, and (h) plans to introduce significant new products or lines of business, or the discontinuation of such products or lines of business.
This list is not exhaustive; other types of information may be material at any given time depending on the circumstances.

“Nonpublic” refers to information that has not become Publicly Available as defined in this
Policy.

“Publicly Available” means that the information has been disclosed in a manner reasonably designed to achieve effective, broad and non-exclusionary distribution to the public and sufficient time has elapsed to enable the investing public to absorb the information. As a general rule, information should not be considered Publicly Available until the beginning of the second Trading Day after the disclosure date. Examples of common disclosure methods include

(a) Kemper’s issuance of a press release, (b) filing of a report with the SEC, or (c) conducting an investor conference call that was previously announced and is accessible in real time by the public. (Note that SEC filings are effective on the “Filing Date” shown in the EDGAR system on the SEC website.)

“Related Entity” means any entity controlled by you or your Family Members (whether individually or together), or over which you or they exercise investment power, including:

•A corporation or similar entity that you or your Family Members control
•A partnership in which you or a Family Member are a general partner; or
•A trust of which you or a Family Member are a trustee or over which you or they otherwise have or share investment power.

“SEC” refers to the Securities and Exchange Commission.

“Trading Day” means a day that the New York Stock Exchange is open for trading.

3.     Trading Restrictions for Kemper Securities

Whenever You Possess Material Nonpublic Information. Any time that you possess material Nonpublic information about the Company, you must refrain from transacting in
Kemper Securities unless and until such information becomes Publicly Available. For purposes of this policy, “transactions” shall include all arrangements in or relating to Kemper Securities, including, without limitation, market purchases, market sales, gifts, derivative securities and other contractual arrangements regarding Kemper Securities. Further, you may not pass along any such information to other individuals except for business purposes on a strictly need-to-
know basis, and you must instruct any such recipient to maintain the information in confidence and to refrain from trading in Kemper Securities until the information is Publicly
Available.

Blackouts. From time to time you might become subject to a trading blackout imposed by the
Company to reduce the chance of an unlawful trade in Kemper Securities or even the appearance of an unlawful trade. If you are notified of a blackout by the Company, you are prohibited from engaging in transactions in or relating to Kemper Securities during the blackout period, and from disclosing the existence of the blackout (other than a quarterly earnings blackout) to others except on a need-to-know basis in accordance with the preceding paragraph. The applicable period for any Company-imposed blackout will be determined by the Company and may extend beyond the time that information related to the event triggering the blackout would first be deemed “Publicly Available” under this Policy.

Exceptions to Trading Restrictions. The restrictions on transacting when you possess material Nonpublic information or during a blackout do not apply to, acquisitions of Kemper common stock through pre-existing elections of dividend reinvestments under the Kemper
ESOP Fund of the Kemper 401(k) Retirement Plan or direct stock purchases or dividend reinvestments under the Computershare Investment Plan.

4.     Trading in the Securities of Other Companies

Acquisition Candidates or Buyers. Any time you are aware that the Company is considering the acquisition of all or part of another publicly-traded company (“target company”), or the divestiture of one of Kemper’s operating companies or business units to a publicly-traded buyer
(“buyer”), you must refrain from trading in the securities of the target company or buyer, as the case may be, unless and until specifically approved in advance by the Corporate Legal
Department.

Trading in the Securities of Current and Prospective Business Partners. Without first obtaining approval from the Corporate Legal Department, you should not buy or sell securities in another publicly-traded company if you have derived Nonpublic information about that company through your employment or service, or if you are aware that a significant business transaction between that company and Kemper or one of its subsidiaries is being considered or has occurred, and such information is not yet Publicly Available.

Maintaining Information in Confidence. You may not pass along Nonpublic information of the type described above to other individuals except on a strictly need-to-know basis for business purposes, and you must instruct any such recipient to maintain the information in confidence and to refrain from trading in such other company’s securities until the information is Publicly Available.

5.     Compliance by Family Members and Related Entities

You are responsible for ensuring compliance with this Policy by your Family Members and your and their Related Entities. Therefore, you should make them aware of the need to always consult with you before engaging in any Kemper Securities transactions.

6.     Individual Responsibility; Consultation with Legal Department

It is your individual responsibility to determine whether you are in possession of material
Nonpublic information before engaging in a transaction involving Kemper Securities. You should refrain from making judgment calls on whether a particular purchase or sale of securities would be consistent with Company policy or the law, and should consider in advance how enforcement authorities or other third parties might view a particular transaction in hindsight. You should always seek advance clearance from the Corporate Legal Department of any transaction in question and any investment idea derived from information learned through your employment or service with the Company. However, any pre-clearance by the
Company does not constitute legal advice and will not relieve you of your legal obligations or insulate you from any liability under applicable securities laws.

7.    Additional Restrictions for Directors, Officers and Other Designated Employees

Kemper directors and officers and other designated employees are provided with supplemental policy provisions imposing additional restrictions on transactions related to
Kemper Securities.

Executive Version - Additional Provisions:

8.    Restrictions on Exercises of Stock Options and Stock Appreciation Rights

During a blackout period of which you have been notified by the Company, you may not exercise a Stock Option (“Stock Option”) or Stock Appreciation Rights (“SARs”) granted by the
Company. This prohibition applies to all forms of exercise except those made pursuant to a properly qualified, adopted and submitted 10b5-1 Plan. Outside of a blackout period, you may not exercise a Stock Option or SAR while in possession of material Nonpublic information about the Company. This prohibition applies to all forms of exercise.

9.    Transactions under 10b5-1 Plans

The restrictions in Section 3 above do not apply to any transaction under a properly qualified, adopted and submitted 10b5-1 Plan. A “10b5-1 Plan” is a written trading plan adopted in good faith by an individual in compliance with SEC Rule 10b5-1, that adheres to the guidelines set forth in Addendum 2 hereto and that was approved in advance by Kemper’s General Counsel.
Unless otherwise specifically approved by Kemper’s General Counsel, all 10b5-1 Plans maintained by Kemper employees will be established with the affiliated broker-dealer of
Kemper’s equity plan administrator.

Any modification to or termination of a 10b5-1 Plan must be reported to Kemper’s General
Counsel within one business day of such modification or termination. Trades made pursuant to a 10b5-1 Plan by executive officers and directors must still be reported to Kemper’s General
Counsel.

10.    Hedging and Pledging Prohibition

Hedging. You are prohibited from engaging in transactions involving the purchase of financial instruments designed to hedge or offset any decrease in the market value of Kemper
Securities. Such instruments involve mechanisms that may permit you to continue to own the
Kemper Securities, but without the full risks of ownership. When that occurs, you may no longer have the same objectives as Kemper’s other shareholders. Examples of prohibited instruments include, but are not limited to, prepaid variable forward contracts, equity swaps, put and call options, collars and exchange funds.

Pledging. You are prohibited from entering an arrangement that involves pledging or providing Kemper Securities as security, whether under a stockbroker margin account, bank loan, line of credit or other financing arrangement.

11.    Pre-Clearance Requirements

The mandatory pre-clearance procedures described on the Addendum to this Executive
Version apply to all transactions in Kemper stock by Kemper directors and executive officers and any other “Applicable Individuals” as defined on Addendum 1.

Additional Provisions Applicable Only to Kemper Directors and Executive Officers:

12.    Section 16 Reporting, Short-Swing Profits, Rule 144

Kemper directors and officers who have been designated “Section 16 Officers” must comply with the reporting obligations of Section 16 of the Securities Exchange Act of 1934 and the
related Kemper Section 16 Compliance Procedures. These obligations are detailed in the separate Section 16 Procedures document provided by the Corporate Legal Department. If you are a Section 16 Officer and are considering a transaction in Kemper Securities, please reach out the Corporate Legal Department for additional information regarding the potential reporting requirements.

13.    Prohibition on Short Sales

The federal securities laws prohibit a short sale of Kemper common stock by directors and
Section 16 Officers in many cases. In order to avoid an unlawful trade or the appearance of such a trade, directors and Section 16 Officers should not engage in any type of short sale of
Kemper stock. A “short sale” means any sale in the market of Kemper common stock that has been borrowed by a stockbroker from a third party on your behalf, regardless of whether you already own other Kemper shares. Please note that a stockbroker-assisted cashless exercise of a Stock Option does not violate federal law or this Policy if the stockbroker complies with
Regulation T of the Federal Reserve Board. The Company urges you to use stockbrokers with sophistication and experience in handling cashless option exercises and Regulation T compliance. It is the responsibility of you and your stockbroker to assure compliance with
Regulation T and all questions about this subject should be directed to your stockbroker.

14.    Trading During 401(k) Blackout Periods

Blackout Period Restriction. From time to time, Kemper may impose a blackout period with respect to its 401(k) Retirement Plan to allow for such things as account reconciliations in connection with a change in the Plan’s administrator, during which time Plan participants’
accounts are frozen temporarily and they are prevented from selling Kemper common stock in their ESOP accounts. Section 306(a) of the Sarbanes- Oxley Act of 2002 prohibits Kemper’s directors and executive officers from buying or selling Kemper stock in many cases during such a 401(k) blackout period. As a matter of policy, in order to avoid an unlawful trade (or the appearance of such a trade), Kemper prohibits all purchases and sales of Kemper Securities and all Stock Options and SAR exercises by Kemper’s directors and executive officers during such a blackout period.

Exceptions. The restrictions in this section do not apply to transactions within the scope of the Exceptions to Trading Restrictions set forth in Section 3 above or under a properly qualified, adopted and submitted 10b5-1 Plan.

ADDENDUM 1

To Insider Trading Policy – Executive Version
Mandatory Pre-Clearance Procedures
Each Kemper director, executive officer and other Applicable Individual is required to seek pre- clearance from one of the Gatekeepers before engaging, and before any Family Member or any Related Entity may engage, in any transaction involving Kemper Securities, including a Stock Option or SAR exercise, a gift, a contribution to a trust, or any other transfer. (Italicized terms are defined below or in the Policy above). A request for pre-clearance should be submitted as early as possible in advance of a proposed transaction.

Kemper employees must request pre-clearance by submitting an email to
“PreclearanceRequest@kemper.com.”

All pre-clearance requests must include:

(1)    the nature of the transaction to be approved;
(2)    the relevant details of the person and account involved (e.g., your sole account, joint account, IRA, Family Member or Related Entity account, etc.);
(3)    the expected timing of the transaction;
(4)    disclosure of whether you possess any material Nonpublic company information; and
(5)    For Section 16 Filers Only: if the transaction involves a market purchase or sale, whether you completed an opposite-way market transaction in the prior six months.

Once a preclearance request is submitted, the Gatekeeper will take the steps deemed necessary to determine whether the transaction may proceed and, if so, assist in complying with the reporting requirements. If approved, the pre-clearance remains valid for two business days following the request unless specifically approved for a longer or shorter duration. If the proposed transaction has not been completed within that time, a new pre-clearance approval is required. In addition, be mindful of
Kemper’s policies and procedures relating to “blackout” periods that may affect transactions that have been cleared but not yet completed.

It remains your individual responsibility to determine whether you are in possession of material Nonpublic information before engaging in a transaction involving Kemper Securities, and any pre- clearance by a Gatekeeper does not constitute legal advice and will not relieve you of your legal obligations or insulate you from any liability under applicable securities laws. In addition, you are responsible for advising Family Members and any Related Entities of the need to always consult with you before engaging in any Kemper Securities transaction.

For purposes of these Pre-Clearance Procedures:

“Applicable Individuals” means the Company’s directors, executive officers, all employees in Compensation Grades 50 and above and any other individuals designated as such by the Company from time to time.

“Gatekeepers” means Kemper’s General Counsel and Chief Financial Officer. A Gatekeeper may not pre- clear his or her own transactions.

ADDENDUM 2
To Insider Trading Policy – Executive Version
Guidelines for Rule 10b5-1 Trading Plans
Capitalized terms not defined herein have the meanings ascribed to them in the Insider Trading Policy

To be effective, a 10b5-1 Plan must:

1.Include representations certifying that (a) you are not aware of material nonpublic information at the time of adoption and (b) you are entering into the plan in good faith, and not as part of a plan or scheme to shield trades that would otherwise be considered violations of the insider trading laws;

2.Specify the beginning and end dates for the 10b5-1 Plan;

3.Specify either (a) the amount and price of the Kemper Securities to be purchased or sold and the dates for such purchases or sales or (b) a formula that determines the amount and price of the Kemper Securities to be purchased or sold and the dates for such purchases or sales;

4.Be established only during a period of time where you not in a blackout period (referred herein as an “Open Window Period”) and when you are not otherwise subject to a blackout period;

5.    Be put in place only at a broker acceptable to Kemper’s General Counsel. Unless otherwise approved by the General Counsel, plans established by Kemper employees will be maintained with the broker-dealer affiliated with Kemper’s equity stock plan administrator;

6.    Be reviewed by Kemper’s General Counsel before the 10b5-1 Plan is put in place;

7.    Be subsequently modified only during an Open Window Period and with approval from Kemper
General Counsel;

8.    If modified, meet all requirements of a newly adopted plan, as if adopted on the date of modification;

9.    If terminated before the end of its term and a new plan is put into place, be implemented only during a Window Period unless an exception is otherwise approved in advance by Kemper’s General Counsel;

10.    Comply with the following “cooling-off” periods:

a.    For Kemper’s directors and Section 16 officers, provide that no trade under a 10b5-1 Plan may occur until the later of (i) 90 days after the adoption of the plan or (ii) two business days after the filing of Kemper’s Form 10-Q (or Form 10-K for any plan executed during the fourth fiscal quarter) for the fiscal quarter in which the plan was adopted, up to a maximum of 120 days after adoption of the plan; or

b. For other insiders, provide that no trade may occur until 30 days after adoption of the
10b5-1 Plan;

11. Be the sole outstanding 10b5-1 Plan for such insider, unless an exception is approved in advance by Kemper’s General Counsel, after evaluating whether any such additional plan would be permitted by Rule 10b5-1; and

12. Be, if such 10b5-1 Plan is a single-trade plan, the sole single-trade plan within any consecutive 12- month period.

Additionally, the Company requires that you act in good faith with respect to the 10b5-1 Plan for the entire duration of the plan.